UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2016

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CREATIVE LEARNING CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware	000-52883	20-4456503
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, Suite 113 St. Augustine, FL	32095
(Address of Principal Executive Offices)	(Zip Code)

(904) 824-3133

(Registrant’s telephone number, including area code)

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events.

As of January 29, 2016, Creative Learning Corporation (“the Company”) has temporarily suspended domestic franchise offer and sales of Bricks 4 Kidz® and Sew Fun Studios® franchises in compliance with FTC Franchise Rule, Section 436.7(a) due to delay in completion of the Company’s FY2015 consolidated audited financial statements, which Company is working intensively to complete.  In turn, this has delayed completion of the Company’s 2016 Franchise Disclosure Documents (“FDDs”) for the Bricks 4 Kidz® and Sew Fun Studios® franchise offerings.  The Company expects that offer and sales efforts will resume in approximately 70% of the states in which Bricks 4 Kidz® and Sew Fun Studios® currently sell franchises immediately upon completion of the FDD, and in the rest of the states upon either filing or approval of the renewal applications, based upon the applicable rules of each such state. In a number of these states, the Company did not have active franchise offer and sales efforts even before the temporary suspension.  This temporary suspension of domestic franchise offer and sales does not affect the Company’s international franchise offer and sales activity or its royalty fee collections from existing franchisees. Any domestic franchise sales efforts that were underway as of January 29, 2016 are suspended, not terminated, so those efforts will resume where left-off once offer and sales activities are resumed.  Notwithstanding the current suspension, Bricks 4 Kidz® and Sew Fun Studios® can receive and answer from prospective franchisees generalized questions that do not amount to offer and sale activity, e.g., the Company’s history, the types of courses the Bricks 4 Kidz® and Sew Fun Studios® offer, the location of the Company’s securities filings, etc.  The Company notes that it is the practice of Bricks 4 Kidz® and Sew Fun Studios® to complete all franchise sales on a single day each month.  These sales are the result of weekly franchise submissions to the Company’s headquarters. In the fiscal year ended September 30, 2015, the Company’s average weekly Bricks 4 Kidz® franchise submissions for domestic sales averaged just over 1 new franchisee per week.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: February 3, 2016
CREATIVE LEARNING CORPORATION

	By:	/s/ Rod Whiton
Name: Rod Whiton
Title: Interim Chief Executive Officer